EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors
Park Sterling Corporation
Charlotte, North Carolina

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our reports dated March 14, 2012, with respect to the consolidated financial statements of Park Sterling Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
July 31, 2012